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                                       TOP AIR MANUFACTURING, INC.

                           EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                Column A               Column B              Column C
                                                Weighted                                      Income
                                                Average                                       Per
                                                Number of                                     Common
                                                Shares                  Net                   Share
                                                Outstanding<F*>         Income               (B-A)
                                                ---------------        --------              --------
Nine months ended:
  February 29, 1996                             3,993,154              $110,806               $  .03
  February 28, 1995                             3,206,854                28,461                  .01

Three months ended:
  February 29, 1996                             4,071,349              $227,139               $  .06
  February 28, 1995                             3,211,947               231,059                  .07

                                                        Nine Months Ended                      Three Months Ended
                                                 February 29,    February 28,               February 29,     February 28,
                                                     1996            1995                       1996             1995
                                                     --------------------                       ---------------------
<F*>Computation of weighted
       average number of
       common shares
       outstanding and
       common equivalent
       shares:

Common shares out-
       standing at the
       beginning of the
       period                                    3,174,433               3,174,100           4,013,765        3,174,433

Weighted average of
       common shares
       issued during
       the period                                  762,103                     282                  --               --

Weighted average of
       the common
       equivalent shares
       attributable to
       stock options granted,
       computed under the
       treasury stock
       method #                                     56,618                  32,472              57,584           37,514
                                                 ---------               ---------           ---------        ---------

Weighted average number
       of common and common
       equivalent shares                         3,993,154               3,206,854           4,071,349        3,211,947
                                                 =========               =========           =========        =========
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